EXHIBIT 99.01

Neuralstem Reports Year End 2018 Fiscal Results

GERMANTOWN, Md., March 22, 2019 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company focused on the development of nervous system therapies based on its neural stem cell and small molecule technologies, today reported its financial results for the year ended December 31, 2018.

Financial Results for the Year Ended December 31, 2018

Cash Position and Liquidity:  At December 31, 2018, cash and investments was approximately $5.8 million as compared to approximately $11.7 million for the same period of 2017.  The $8.9 million decrease is due to cash used in operations of approximately $7.7 million partially offset by the proceeds from our October 2017 registered direct offering of common stock and warrants.

Operating Loss: Operating loss for the year ended December 31, 2018 was $8.3 million compared to a loss of $13.3 million for the same period of 2017.  The decrease in operating loss for the year was primarily due to a $4.0 million decrease in research and development expenses coupled with a $0.9 million decrease in general and administrative expenses.

Net Loss:  Net loss for the year ended December 31, 2018 was $4.9 million, or $0.32 per share (basic), compared to a loss of $15.7 million, or $1.20 per share (basic), for year ended 2017.  The decrease in net loss was primarily due to a $5.0 decrease in operating loss coupled with a $3.3 million non-cash gains related to the change in the fair value of our liability classified stock purchase warrants

R&D Expenses: Research and development expense for the year ended December 31, 2018 was $4.0 million as compared to $8.1 million for the same period of 2017.  The decrease of $4.1 million, or 50% compared to the same period of 2017 was primarily attributable to (i) a $1.6 million decrease in costs related to our completed NS-189 Phase 2 clinical trial, (ii) a $1.0 million decrease in our personnel, facility and other expenses due to our ongoing corporate restructuring and cost reduction efforts (iii) a $1.0 million decrease in non-cash share-based compensation expense and (iv) a $0.5 million increase in reimbursements under our research grants.

G&A Expenses: General and administrative expense for the year ended December 31, 2018 was $4.6 million as compared to $5.5 million for the same period of 2017.  The decrease of $1.1 million, or 20% compared to the same period of 2017 was primarily attributable to a decrease in personnel, facility and related expenses due to our ongoing corporate restructuring and cost reduction efforts.

Liquidity: The Company expects its existing cash, cash equivalents and short-term investments to fund its operations based on our current operating plans, into the third quarter of 2019.

Neuralstem, Inc.

Consolidated Balance Sheets

	December 31,
	2018	2017

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,787,110	$6,674,940
Short-term investments	-	5,000,000
Trade and other receivables	294,057	312,802
Current portion of related party receivable, net of discount	63,938	58,784
Prepaid expenses	363,288	402,273
Total current assets	6,508,393	12,448,799

Property and equipment, net	90,311	172,886
Patents, net	763,543	883,462
Related party receivable, net of discount and current portion	298,238	365,456
Other assets	23,965	13,853
Total assets	$7,684,450	$13,884,456

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$832,564	$875,065
Accrued bonuses	-	418,625
Other current liabilities	218,602	220,879
Total current liabilities	1,051,166	1,514,569

Warrant liabilities, at fair value	583,734	3,852,882
Other long term liabilities	-	1,876
Total liabilities	1,634,900	5,369,327

STOCKHOLDERS' EQUITY
Preferred stock, 7,000,000 shares authorized, $0.01 par value; 1,000,000 shares issued and outstanding in both 2018 and 2017	10,000	10,000
Common stock, $0.01 par value; 300 million shares authorized, 18,205,060 and 15,160,014 shares issued and outstanding in 2018 and 2017, respectively	182,051	151,600
Additional paid-in capital	219,481,805	217,050,174
Accumulated other comprehensive income (loss)	(413)	2,631
Accumulated deficit	(213,623,893)	(208,699,276)
Total stockholders' equity	6,049,550	8,515,129
Total liabilities and stockholders' equity	$7,684,450	$13,884,456

Neuralstem, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2018	2017

Revenues	$260,000	$260,000

Operating expenses:
Research and development costs	3,960,191	8,096,095
General and administrative expenses	4,559,265	5,471,010
Total operating expenses	8,519,456	13,567,105
Operating loss	(8,259,456)	(13,307,105)

Other income (expense):
Interest income	78,780	70,269
Interest expense	(7,698)	(159,066)
Gain (loss) from change in fair value of liability classified warrants	3,269,148	(1,470,174)
Fees related to issuance of liability classified warrants and other expenses	(5,391)	(799,907)
Total other income (expense)	3,334,839	(2,358,878)

Net loss	$(4,924,617)	$(15,665,983)

Net loss per common share - basic and diluted	$(0.32)	$(1.20)

Weighted average common shares outstanding - basic and diluted	15,156,925	13,064,422

Comprehensive loss:
Net loss	$(4,924,617)	$(15,665,983)
Foreign currency translation adjustment	(3,044)	(1,274)
Comprehensive loss	$(4,927,661)	$(15,667,257)

Cautionary Statement Regarding Forward Looking Information

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:
investor@neuralstem.com